Exhibit 99.2

A Novel Oral Testosterone Therapy Restores Testosterone to Eugonadal Levels Without Dose Titration

Introduction: Most testosterone (T) replacement therapy (TRT) products have relied on dose titration to achieve eugonadal T range. However, dose titration in clinical practice can be time-consuming, expensive, and subject to errors. TLANDO (TL) is a novel oral testosterone product considered as a TRT without dose titration (i.e., fixed dose).

Objective: To evaluate whether TL can restore testosterone to eugonadal levels without dose titration.

Methods: A 52-week, open-label, active controlled, multicenter study with TL in hypogonadal men was conducted. Subjects (N=210) were started on a 225 mg testosterone undecanoate BID. Dose titrations performed at week 4 and 8 were based on intensive 24-hr pharmacokinetic (PK) profiles from weeks 3 and 7, respectively; subjects with Cavg < 300 ng/dL were up-titrated and Cmax > 1500 ng/dL were down-titrated. Week 3 PK data was used for pre-titration analysis (fixed dose regimen) and Week 13 PK data for post-titration (dose adjusted regimen) to compare Cavg and Cmax and essentially evaluate an impact of dose titration.

Results: Demographics: age 52.6 ±10.2 yrs, BMI 30.8 ±3.9 kg/m2, and baseline T level 208 ±60 ng/dL. Mean T Cavg and mean T Cmax for fixed dosed vs dose adjusted patients were 504 ±212 ng/dL vs 478 ±196 ng/dL (p=0.24) and 1324 ±649 ng/dL vs 1256 ±603 ng/dL (p=0.31), respectively. Mean dose for fixed dose vs dose adjusted regimens was 225mg BID vs 213mg BID, respectively. Bioequivalence ratios of fixed to dose adjusted were 106% for Cavg and 109 % for Cmax. Percentage of subjects restored to eugonadal range for fixed was 86% and dose adjusted was 87%. The figure below shows Cavg and Cmax distribution for fixed and dose adjusted. TLANDO was well tolerated with no death, no drug-related SAEs, and no MACE during 1-yr treatment.

Conclusions: PK comparison between fixed and dose adjusted TLANDO treatments demonstrated that titration with TLANDO has little to no impact to improve PK profiles compared with fixed dose PK profiles, which restored to the normal T levels. The fixed dose TLANDO regimen normalizes T levels in hypogonadal patients while avoiding the potential problems associated with titrated TRT.

Anthony DelConte, Ben Bruno, Kilyoung Kim, Kongnara Papangkorn, Joel Frank, Nachiappan Chidambaram, Mahesh V. Patel, Mohit Khera, Martin Miner, Jed Kaminetsky, Linda Vignozzi, and Irwin Goldstein